Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 275931

PROSPECTUS

7,187,237 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale of up to 7,187,237 shares of Dermata Therapeutics, Inc. (the “Company,” “we,” “our” or “us”) common stock, par value $0.0001 per share (the “Common Stock”), by the Selling Stockholders listed in this prospectus or their permitted transferees (the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) 3,707,944 shares of Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of series A warrants (the “Series A Warrants”), (ii) 3,236,246 shares of Common Stock (the “Series B Warrant Shares”) issuable upon the exercise of series B warrants (the “Series B Warrants), and (iii) 243,047 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Series A Warrant Shares and Series B Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain warrants issued to our placement agent (the “Placement Agent Warrants” and together with the Series A Warrants and Series B Warrants, the “Warrants”). The Warrants were issued to the Selling Stockholders in a private placement offering (the “Private Placement”) which closed on November 20, 2023.

For additional information about the Private Placement, see “Private Placement.”

The Series A Warrants and the Series B Warrants have an exercise price of $0.6511 per share. The Series A Warrants will be exercisable on or after the effective date of stockholder approval of the issuance of the shares upon exercise of the warrants (the “Stockholder Approval Date”) until the five-year anniversary of the date of issuance. The Series B Warrants will be exercisable on or after the Stockholder Approval Date until the 28-month anniversary of the date of issuance. The Placement Agent Warrants have substantially the same terms as the Series A Warrants, except that the Placement Agent Warrants have an exercise price of $0.8139.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in their shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of Common Stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 9 and “Plan of Distribution” beginning on page 10 of this prospectus for more information.

Our Common Stock and certain of our outstanding warrants (the “Public Warrants”) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “DRMA” and “DRMAW,” respectively. On December 14, 2023, the last reported sale price of our Common Stock and Public Warrants as reported on Nasdaq was $0.693 and $0.022, respectively.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission, or the SEC, on February 21, 2023, as amended on March 28, 2023 and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2023

i

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 4, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Corporate Overview

We are a late-stage medical dermatology company focused on identifying, developing, and commercializing innovative pharmaceutical product candidates for the treatment of medical and aesthetic skin conditions and diseases we believe represent significant market opportunities.

Dermatological diseases such as acne vulgaris (or acne), psoriasis vulgaris (or psoriasis), hyperhidrosis, and various aesthetic indications, affect millions of people worldwide each year which may negatively impact their quality of life and emotional well-being. While there are multiple current treatment options for these indications on the market, we believe that most have significant drawbacks, including underwhelming efficacy, cumbersome application regimens and varying negative side effects, all of which we believe lead to decreased patient compliance. A majority of these indications are first treated with topical therapy; however, many patients frequently switch treatments or discontinue treatment altogether due to patient dissatisfaction. This is primarily due to slow and modest response rates, early onset of negative side effects, daily application schedules and long duration of therapy. Given the limitations with current topical therapies, we believe there is a significant opportunity to address the needs of frustrated patients searching for topical products that satisfy their dermatological and lifestyle needs.

Our two product candidates, DMT310 and DMT410, both incorporate our proprietary, multifaceted, Spongilla technology to topically treat a variety of dermatological conditions. Our Spongilla technology is derived from a naturally grown freshwater sponge, Spongilla lacustris or Spongilla, which is processed into a powder that is mixed with a fluidizing agent immediately prior to application to form an easily applicable paste. Spongilla is a unique freshwater sponge that only grows in commercial quantities in select regions of the world and under specific environmental conditions, all of which give it its distinctive anti-microbial, anti-inflammatory, and mechanical properties. The combination of these environmental conditions, the proprietary harvesting protocols developed with our exclusive supplier, and our post-harvest processing procedures produce a pharmaceutical product candidate that optimizes the mechanical components as well as the chemical components of the sponge to create a product candidate with multiple mechanisms of action for the treatment of medical and aesthetic skin diseases and conditions.

We believe our Spongilla technology platform will enable us to develop and formulate singular and combination products that are able to target the topical delivery of chemical compounds into the dermis for a variety of dermatology indications. We believe the combination of Spongilla’s mechanical and chemical components (which we believe have demonstrated, in-vitro, anti-microbial and anti-inflammatory properties), add to the versatility of our Spongilla technology platform’s effectiveness as a singular product, in the treatment of a wide variety of medical skin diseases like acne and psoriasis. We also believe the mechanical properties of our Spongilla technology allows for the intradermal delivery of a variety of large molecules, like botulinum toxins, monoclonal antibodies, or dermal fillers, to target treatment sites, through topical application without the need for needles.

1

Our lead product candidate, DMT310, is intended to utilize our Spongilla technology for once weekly treatment of a variety of skin diseases, with our initial focus being the treatment of acne vulgaris, which has a U.S. market size of approximately 50 million patients. We have shown DMT310’s ability to treat the multiple causes of acne in a Phase 2b study where we initially saw a 45% reduction in inflammatory lesions after four treatments, with statistically significant improvements at all time points for all three primary endpoints throughout the study (reduction in inflammatory lesions, reduction in non-inflammatory lesions, and improvement in Investigator Global Assessment). Based on this Phase 2b data we submitted an end of phase 2 meeting package to the FDA to agree on clinical development requirements for the Phase 3 clinical program in acne. We received feedback on the end of phase 2 meeting package and reached agreement with FDA on the Phase 3 clinical program in acne allowing us to initiate the Phase 3 clinical studies in acne. Based on this agreement with FDA we plan to begin enrolling patients in the first Phase 3 acne study in December of 2023. In addition, based on the multiple mechanisms of action and anti-inflammatory effect seen with DMT310 acne trial, we have conducted a Phase 1b proof of concept, or POC, trial in psoriasis where we saw encouraging results warranting further investigation.

DMT310 consists of two grams of powder processed from the naturally grown freshwater sponge, Spongilla lacustris. The patient mixes the powder with a fluidizing agent (3% hydrogen peroxide) immediately prior to application by the patient to form an easy-to-apply paste. The paste is applied like a mud mask and is left on the skin for approximately ten to fifteen minutes, after which time it is washed off with water. Due to the unique combination of DMT310’s mechanical components and chemical components, and based on our Phase 2 acne data, we believe patients will only need to apply DMT310 once weekly to produce the desired treatment effect. The mechanical components of the Spongilla powder consist of many microscopic siliceous, needle-like spicules that, when massaged into the skin, penetrate the stratum corneum (the skin’s outermost protective layer) and create microchannels into the dermis where pro-inflammatory cytokines and bacteria reside. We believe that the penetration of the spicules also leads to the opening of microchannels, which allow oxygen to enter pilosebaceous glands, helping to kill C. acnes, which grow in an anaerobic (without oxygen) environment (C. acnes is the bacteria that cause inflammatory lesions in acne patients). The spicules also cause rejuvenation of the top layer of dead skin, thereby increasing collagen production. Additionally, we believe the newly created microchannels provide a conduit for DMT310’s naturally occurring chemical compounds to be delivered to the dermis and pilosebaceous glands, helping to kill the C. acnes and fight inflammation. In addition to these anti-microbial compounds, DMT310 also appears to have anti-inflammatory chemical compounds, as demonstrated in in vitro experiments, that inhibit inflammation through the reduction of C.acnes stimulated IL-8 production and by inhibiting IL-17A and IL-17F expression in human cell lines. Also, during in vitro studies of DMT310’s organic compounds, we observed the inhibition of the lipogenesis of sebocytes, which may translate to a reduction in sebum (an oily and waxy substance produced by the human body’s sebaceous glands) production and the oiliness of the skin in patients, which was observed by a number of clinical investigators in our Phase 2 acne studies. We believe the combination of these biological and mechanical effects could be important factors in treating multiple inflammatory skin diseases, as seen in our clinical trials.

Our second product candidate utilizing our Spongilla technology is DMT410, our combination treatment. DMT410 is intended to consist of one treatment of our proprietary sponge powder followed by one topical application of botulinum toxin for delivery into the dermis. Currently, botulinum toxin is only approved to be delivered to the dermis by intradermal injections, which can be painful for the patient and time-consuming for the physician. However, we believe DMT410’s ability to topically deliver botulinum toxin into the dermis could have similar levels of efficacy to existing delivery techniques, with fewer tolerability issues, and a quicker application time, possibly replacing the need for intradermal injections. We first tested DMT410 in a Phase 1 POC trial of axillary hyperhidrosis patients, which saw 80% of patients achieve a reduction in gravimetric sweat production greater than 50% four weeks after a single treatment. With almost 40% of the hyperhidrosis market currently being treated with intradermal injections of botulinum toxin, we believe there could be significant opportunity for DMT410 to break into this market and replace intradermal injections of botulinum toxin. Based on DMT410’s ability to effectively deliver botulinum toxin to the dermis as observed in the Phase 1 axillary hyperhidrosis trial, we also conducted a Phase 1 POC trial of DMT410 for the treatment of multiple aesthetic skin conditions, including reduction of pore size, sebum production, and fine lines, among others. In November 2021, we announced top-line results from this trial, where we saw promising data that we believe warrants further investigation of DMT410. We are currently in the process of discussing partnering opportunities with botulinum toxin companies to move the DMT410 program into Phase 2 studies.

Corporate Information

We were formed as a Delaware limited liability company under the name Dermata Therapeutics, LLC in December 2014. On March 24, 2021, we converted into a Delaware corporation and changed our name to Dermata Therapeutics, Inc.

“Dermata” and our other common law trademarks, service marks or trade names appearing herein are the property of Dermata Therapeutics, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our mailing address is 3525 Del Mar Heights Rd., #322, San Diego, CA, 92130 and our telephone number is (858) 800-2543. Our website address is www.dermatarx.com.

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

2

THE OFFERING

Shares of Common Stock offered by the Selling Stockholders	Up to 7,187,237 shares of Common Stock issuable upon exercise of the Warrants.

Use of Proceeds

We will not receive any proceeds from the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. Please see the section entitled see “Use of Proceeds” on page 9 of this prospectus for a more detailed discussion.

National Securities Exchange Listing	Our Common Stock and our Public Warrants are currently listed on Nasdaq under the symbols “DRMA” and “DRMAW,” respectively.

Risk Factors

An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 21, 2023, as amended on March 28, 2023, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

3

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 21, 2023, as amended March 28, 2023, and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

•	our lack of operating history;

•	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital;

•	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

•	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;

•	our ability to acquire sufficient quantities of raw material needed to manufacture our drug product;

•	our, or that of our third-party manufacturers, ability to manufacture cGMP quantities of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

•	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

•	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

•	our dependence on third-parties to manufacture our product candidates;

•	our reliance on third-party CROs to conduct our clinical trials;

•	our ability to maintain or protect the validity of our intellectual property;

•	our ability to internally develop new inventions and intellectual property;

•	interpretations of current laws and the passages of future laws;

•	acceptance of our business model by investors;

•	the accuracy of our estimates regarding expenses and capital requirements;

•	our ability to adequately support organizational and business growth; and

•	other factors discussed in our most recent Annual Report on Form 10-K.

5

PRIVATE PLACEMENT

On November 16, 2023, we entered into an inducement offer letter agreement (the “Inducement Letter”) with a certain holder (the “Holder”) of certain of our existing warrants to purchase up to an aggregate of 3,472,095 shares of Common Stock, issued to the Holder on (i) April 25, 2022 (as amended on March 20, 2023, the “April 2022 Warrants”) and (ii) March 20, 2023 (the “March 2023 Warrants” and together with the April 2022 Warrants, the “Existing Warrants”). The Existing Warrants had an exercise price of $2.82 per share. Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants at a reduced exercise price of $0.6511 per share in consideration for our agreement to issue in a private placement the Series A Warrants and Series B Warrants. The Series A Warrants and Series B Warrants were issued on November 20, 2023 (the “Closing Date”). We received aggregate gross proceeds of approximately $2.26 million from the exercise of the Existing Warrants, before deducting placement agent fees and other offering expenses payable by us.

Pursuant to the Inducement Letter, we agreed to file a registration statement on Form S-3 providing for the resale of the Series A Warrant Shares and Series B Warrant Shares as soon as practicable after the Closing Date, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 90 days following the date of the Inducement Letter and to keep such registration statement effective at all times until the Holder no longer owns any Series A Warrants or Series B Warrants or the shares issuable upon exercise thereof. We have filed the registration statement of which this prospectus forms a part pursuant to the Inducement Letter.

We engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with the transactions summarized above and paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds received from the Holder’s exercise of its Existing Warrants, as well as a management fee equal to 1.0% of the gross proceeds from the exercise of the Existing Warrants. We also agreed to reimburse the Placement Agent for its expenses of: (i) $25,000 for its non-accountable expenses and (ii) and $15,950 for its clearing costs. In addition, in connection with the transactions summarized above, we issued the Placement Agent or its designees the Placement Agent Warrants.

6

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to an aggregate 7,187,237 shares of our Common Stock issuable upon the exercise of the Warrants. The Selling Stockholders acquired their securities in the transactions described above under the heading “Private Placement.”

The Warrants held by the Selling Stockholders contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the Selling Stockholder, together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination, shares of Common Stock issuable upon exercise of the Warrants which have not been exercised.

The table below sets forth, as of November 29, 2023, the following information regarding the Selling Stockholders:

•	the names of the Selling Stockholders;

•	the number of shares of Common Stock owned by the Selling Stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

•	the number of shares of Common Stock to be offered by the Selling Stockholders in this offering;

•	the number of shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and

•

the percentage of our issued and outstanding shares of Common Stock to be owned by Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of November 29, 2023.

Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days of November 29, 2023.

All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

7

Name of Selling Stockholders	Shares Owned prior to Offering (1)(2)(3)		Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Armistice Capital, LLC	10,136,190	(2)	6,944,190	3,192,000	9.99%
Noam Rubinstein (3)	129,899		76,560	53,339	1.5%
Craig Schwabe (3)	13,918		8,203	5,715	*
Michael Vasinkevich (3)	264,436		155,854	108,582	3.1%
Charles Worthman (3)	4,124		2,430	1,694	*

* Less than 1.0%.

(1)	Percentages are based on 3,539,034 share of Common Stock outstanding as of November 29, 2023, assuming the resale of all of the shares of Common Stock covered by this prospectus.

(2)

Contains (i) Series A Warrants to purchase up to 3,707,944 shares of Common stock, (ii) Series B Warrants to purchase up to 3,236,246 shares of Common Stock, (iii) 69,905 shares of Common Stock and (iv) 3,122,095 shares of Common Stock issuable pursuant to the Inducement Letter underlying Existing Warrants, subject to a beneficial ownership blocker of 9.99%. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The number of shares listed in the second and fourth columns are based on the number of shares of Common Stock and warrants held by the Master Fund, assuming exercise in full of the warrants without regard to any limitations on exercise, but the percentage set forth in the fifth column is limited by the beneficial ownership blockers. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

Each of the Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of the Placement Agent Warrants and other warrants received as compensation in connection with offerings consummated by us in March 2023 and May 2023. The Selling Stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

8

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of Common Stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

9

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Common Stock is quoted on The Nasdaq Capital Market under the symbol “DRMA.”

10

DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our and restated certificate of incorporation and restated bylaws, copies of which are filed copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

Authorized Capitalization

We have 260,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 250,000,000 shares of Common Stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock with a par value of $0.0001 per share. As of November 29, 2023, we had 3,539,034 shares of Common Stock outstanding and no shares of preferred stock outstanding.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management.

Common Stock

Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of Common Stock are neither redeemable nor convertible. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of Common Stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The shares of Common Stock offered by this prospectus will also be fully paid and non-assessable.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

11

In general, Section 203 defines business combination to include the following:

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any merger or consolidation involving the corporation and the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	requiring a supermajority vote of stockholders to amend our bylaws or certain provisions our certificate of incorporation;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us; and

•	a classified board of directors.

12

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Dermata Therapeutics, Inc. (formerly Dermata Therapeutics, LLC) (“Company”) as of and for the years ended December 31, 2022 and 2021, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing, in giving said reports.

13

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://www.dermatarx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

14

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 21, 2023, as amended March 28, 2023;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, as filed with the SEC on May 11, 2023, August 10, 2023, and November 9, 2023, respectively;

•

our Current Reports on Form 8-K as filed with the SEC on February 8, 2023, March 13, 2023, March 20, 2023, March 28, 2023, May 24, 2023, August 3, 2023, November 9, 2023, November 16, 2023 and November 17, 2023;

•

the description of our Common Stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on August 8, 2021, including any amendments and reports filed for the purpose of updating such description, including the description of our Common Stock included as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Dermata Therapeutics, Inc.

Attn: Gerald T. Proehl

President and Chief Executed Officer

3525 Del Mar Heights, Rd., #322

San Diego, California 92130

Telephone: (858) 800-2543

15

7,187,237 Shares of Common Stock

PROSPECTUS

December 15, 2023

16